Exhibit 99.1

STANDARD DIVERSIFIED SUBSIDIARY TURNING POINT BRANDS ACQUIRES INTERNATIONAL VAPOR GROUP, INC.

NEW YORK, NY, September 6, 2018 – Standard Diversified Inc. (“Standard Diversified” or the “Company”) (NYSE American: SDI) announced that its majority-owned subsidiary, Turning Points Brands, Inc. (NYSE: TPB), an industry leading provider of NewGen Products and Other Tobacco Products, has acquired International Vapor Group, Inc. (“IVG”), a seller of a broad array of proprietary and third-party vapor products direct to adult consumers via a best-in-class online platform and in retail stores under brand names, such as VaporFi, South Beach Smoke, and DirectVapor. The company was founded in 2012 and is headquartered in Miami Lakes, Florida.

TPB values the acquisition of IVG at $24 million and expects the transaction to be immediately accretive. According to TPB, for the twelve-month period ended June 30, 2018, IVG had revenue of approximately $47.7 million.

TPB President and Chief Executive Officer, Larry Wexler, commented, “IVG has played an important role in shaping the vaping industry since its inception through its commitment to the consumer experience with a world class B2C infrastructure.”

About Standard Diversified Inc.
Standard Diversified Inc. is a holding company that owns and operates subsidiaries in a variety of industries, including other tobacco products, insurance and outdoor advertising.  For more information about the Company, please visit the Company’s website at www.standarddiversified.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, are forward-looking statements. These forward-looking statements address, among other things activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the Company’s expected acquisition activity. These forward-looking statements are subject to a number of risks that could cause actual results to differ materially from those contained in the forward-looking statements, including those risks described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission, as well as the Company’s subsequent Quarterly Reports on Form 10-Q.

Currently unknown or unanticipated risks, or risks that emerge in the future, could cause actual results to differ materially from those described in forward-looking statements, and it is not possible for the Company to predict all such risks, or the extent to which this may cause actual results to differ from those contained in any forward-looking statement. Except as required by law, the Company assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information:
Adam Prior
The Equity Group Inc.
Phone: (212) 836-9606
aprior@equityny.com